Exhibit 4.1
PROMISSORY NOTE

$1,000,000.00	June 26, 2013

FOR VALUE RECEIVED, STW Energy Services, LLC, a Texas limited liability company, having a principal place of business at 619 West Texas Avenue, Suite 126, Midland, Texas 79701 (hereinafter referred to as “Maker”), promises to pay to the order of Crown Financial, LLC, a Texas limited liability company, having a mailing address of 16420 Park Ten Place, Suite 125, Houston, Texas 77084 (hereinafter referred to as “Payee”), the principal sum of One Million and No/100 Dollars ($1,000,000.00), or such lesser amount as shall be outstanding hereunder pursuant to the hereinafter defined “Loan Agreement” on the Maturity Date (as defined in the Loan Agreement), together with interest, in arrears, from the date hereof on the unpaid principal balance from time to time outstanding at the rate or rates per annum specified in the hereinafter referenced “Loan Agreement”.

This Note is the Note referred to in and is in all respects subject to the provisions of that certain Loan Agreement of even date herewith (the “Loan Agreement”) by and among (i) Maker, as “Borrower”, and (ii) Payee, as “Lender.”  Any capitalized terms used in this Note and not otherwise defined in this Note shall have the same meaning as set forth in the Loan Agreement.  All proceeds of this Note are to be advanced and repaid in accordance with the provisions of the Loan Agreement.

All Interest payable hereunder shall be computed on the basis of the actual number of days elapsed using a three hundred sixty five or sixty-six (365/366) day year.

Interest and principal hereunder shall be payable in accordance with the terms of Sections 2.3 and 2.4 of the Loan Agreement.

As provided in Section 2.3.2 of the Loan Agreement, from and after the occurrence of an Event of Default and during the continuation thereof (whether or not Payee has accelerated payment of this Note), and from and after maturity or after judgment has been rendered on this Note, interest shall be payable hereunder at the Default Rate.

All payments shall be made by Maker to Payee, or to its successors or assigns, at the address stated in the Loan Agreement, or such other place as Payee may, in accordance with the Loan Agreement, from time to time specify in writing, in lawful currency of the United States of America in immediately available funds, without counterclaim or setoff and free and clear of, and without any deduction or withholding for, any taxes or other payments.

This Note may be prepaid only in accordance with the terms and conditions set forth in the Loan Agreement.

Whenever any payment required to be made hereunder becomes due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be included in computing interest and fees in connection with such payment.

At any time after the occurrence and during the continuance of any Event of Default, this Note, at the option of Payee, shall become immediately due and payable upon issuance of notice of acceleration by Payee in accordance with the terms of the Loan Agreement without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Maker.  Failure to exercise such option shall not constitute a waiver of the right to exercise it at any other time.

No renewal or extension granted, or any indulgence shown to, or any release of, or any dealings between the Payee and any other person, corporation, or entity now or hereafter interested in this Note or in the property securing this Note, whether as owner, encumbrancer, grantor, or otherwise, shall discharge or in any way affect the obligations of Maker hereunder.

Maker shall remain primarily liable on this Note and the Security Documents given to secure the same until full payment, unaffected by any alienation of all or any part of the property securing this Note, by any agreement or transaction between any holder of this Note and any alienee as to payment of principal, interest or other monies, by any forbearance or extension of time, guaranty or assumption by others, or by any other matter, as to all of which notice is hereby waived by Maker.  All provisions of this Note, the Loan Agreement and the Security Documents are expressly subject to the condition that in no event, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Payee hereunder and deemed interest under applicable law exceed the Maximum Legal Rate.

This Note is secured by the Security Documents.  This Note may not be modified or terminated orally.

This Note for all purposes shall be enforced and construed in accordance with the substantive law of the State of Texas, without resort to that state’s conflict of laws rules.

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IN WITNESS WHEREOF, Maker has caused this Note to be executed as an instrument hereunto duly authorized, as of the date first above written.

Borrower:

STW Energy Services, LLC
a Texas limited liability company

By:         /s/ Lee Maddox
Lee Maddox, President